Exhibit 99.1

PRESS RELEASE	Contact: Peter G. Wiese
For Immediate Release	EVP & Chief Financial Officer (530) 898-0300
TRICO BANCSHARES ANNOUNCES ANNUAL AND QUARTERLY RESULTS
CHICO, CA – (January 25, 2022) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $28,222,000 for the quarter ended December 31, 2021, compared to $27,422,000 during the trailing quarter ended September 30, 2021 and $23,657,000 during the quarter ended December 31, 2020. Diluted earnings per share were $0.94 for the fourth quarter of 2021, compared to $0.92 for the third quarter of 2021 and $0.79 for the fourth quarter of 2020.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and twelve months ended December 31, 2021 included the following:
•For the three and twelve months ended December 31, 2021, the Company’s return on average assets was 1.31% and 1.43%, respectively, and the return on average equity was 11.20% and 12.10%, respectively.
•Loan growth, excluding PPP, totaled $119.4 million (10.1% annualized) for the current quarter and $419.1 million (9.4% annualized) for the trailing twelve-month period.
•For the current quarter, net interest margin on a tax equivalent basis was 3.50%, which was consistent with the 3.50% in the trailing quarter and 3.79% for the quarter ended December 31, 2020.
•The efficiency ratio improved to 53.18% for the twelve months ended December 31, 2021, as compared to 58.40% for the same period of the prior year.
•As of December 31, 2021, the Company reported total loans, total assets and total deposits of $4.92 billion, $8.61 billion and $7.37 billion, respectively. As a direct result of significant deposit growth in the last year, the loan to deposit ratio has declined to 66.74% as of December 31, 2021, as compared to 73.21% at December 31, 2020.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, equaled 0.04% during the fourth quarter of 2021, comparing favorably with 0.05% during the trailing quarter, and representing a decrease of 3 basis points from the average rate paid of 0.07% during the same quarter of the prior year.
•The balance of PPP loans outstanding at December 31, 2021 totaled $63.3 million and the balance of SBA fees remaining to be accreted totaled $2.2 million. Over 90% of all PPP loans originated have been forgiven and repaid by the SBA.
•Noninterest income related to service charges and fees was $11.3 million and $43.9 million for the three and twelve month periods ended December 31, 2021, an increase of 10.4% and 15.7% when compared to the same periods in 2020.
•The provision for credit losses for loans and debt securities was approximately $1.0 million during the quarter ended December 31, 2021, as compared to a reversal of provision expense of $1.4 million during the trailing quarter ended September 30, 2021, and a provision expense totaling $4.9 million for the three month period ended December 31, 2020.
•The allowance for credit losses to total loans was 1.74% as of December 31, 2021, compared to 1.72% as of the trailing quarter end, and 1.93% as of December 31, 2020. Non-performing assets to total assets were 0.38% at December 31, 2021, as compared to 0.37% as of September 30, 2021, and 0.39% at December 31, 2020.

“Fourth Quarter operating results remained strong as net loan growth, excluding PPP, exceeded 10 percent during the quarter. In addition, the performance of our Southern California commercial banking centers that opened in the Summer of 2021 are exceeding our internal forecasts”, commented Rick Smith, President and Chief Executive Officer. Smith added, “We also expect our acquisition of Valley Republic Bank to close in the first quarter of 2022. The Valley Team continues to build loan pipelines and their loan growth remains strong."

Peter Wiese, EVP and Chief Financial Officer also commented, “2021 represented the first year in our history where annual net income exceeded $100 million and total shareholders’ equity grew to over $1.0 billion. We thank our pandemic-weary Team for all of their hard work and efforts over the past year."
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the period ended December 31, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three and twelve months ended December 31, 2021, the Company’s return on average assets was 1.31% and 1.43%, respectively, while the return on average equity was 11.20% and 12.10%, respectively. For the three and twelve months ended December 31, 2020, the Company’s return on average assets was 1.24% and 0.91%, respectively, while the return on average equity was 10.37% and 7.18%, respectively.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars and shares in thousands)	2021	2021	$ Change	% Change
Net interest income	$69,783	$68,233	$1,550	2.3%
(Provision for) reversal of credit losses	(980)	1,435	(2,415)	(168.3)%
Noninterest income	16,502	15,095	1,407	9.3%
Noninterest expense	(46,679)	(45,807)	(872)	1.9%
Provision for income taxes	(10,404)	(11,534)	1,130	(9.8)%
Net income	$28,222	$27,422	$800	2.9%
Diluted earnings per share	$0.94	$0.92	$0.02	2.2%
Dividends per share	$0.25	$0.25	$—	—%
Average common shares	29,724	29,714	10	—%
Average diluted common shares	29,870	29,851	19	0.1%
Return on average total assets	1.31%	1.30%
Return on average equity	11.20%	11.02%
Efficiency ratio	54.10%	54.97%

	Three months ended December 31,
(dollars and shares in thousands)	2021	2020	$ Change	% Change
Net interest income	$69,783	$66,422	$3,361	5.1%
Reversal of credit losses	(980)	(4,850)	3,870	(79.8)%
Noninterest income	16,502	16,580	(78)	(0.5)%
Noninterest expense	(46,679)	(45,745)	(934)	2.0%
Provision for income taxes	(10,404)	(8,750)	(1,654)	18.9%
Net income	$28,222	$23,657	$4,565	19.3%
Diluted earnings per share	$0.94	$0.79	$0.15	19.0%
Dividends per share	$0.25	$0.22	$0.03	13.6%
Average common shares	29,724	29,757	(33)	(0.1)%
Average diluted common shares	29,870	29,863	7	—%
Return on average total assets	1.31%	1.24%
Return on average equity	11.20%	10.37%
Efficiency ratio	54.10%	55.11%

	Twelve months ended December 31,
(dollars and shares in thousands)	2021	2020	$ Change	% Change
Net interest income	$271,539	$257,727	$13,812	5.4%
Reversal of (provision for) credit losses	6,775	(42,813)	49,588	(115.8)%
Noninterest income	63,664	55,194	8,470	15.3%
Noninterest expense	(178,275)	(182,758)	4,483	(2.5)%
Provision for income taxes	(46,048)	(22,536)	(23,512)	104.3%
Net income	$117,655	$64,814	$52,841	81.5%
Diluted earnings per share	$3.94	$2.16	$1.78	82.4%
Dividends per share	$1.00	$0.88	$0.12	13.6%
Average common shares	29,721	29,917	(196)	(0.7)%
Average diluted common shares	29,882	30,028	(146)	(0.5)%
Return on average total assets	1.43%	0.91%
Return on average equity	12.10%	7.18%
Efficiency ratio	53.18%	58.40%

SBA Paycheck Protection Program
In March 2020 (Round 1) and subsequently in December 2020 (Round 2), the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. Tri Counties Bank, through its online portal, facilitated the ability for borrowers to open a new deposit account and submit PPP applications during the entirety of the Programs. The SBA ended PPP and did not accept new borrowing applications, effective May 31, 2021.
The following is a summary of PPP loan related information as of the periods indicated:

(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total number of PPP loans outstanding	450	1,449	2,209	2,484	2,310

PPP loan balance (Round 1 origination), gross	$2,544	$9,302	$51,547	$193,958	$333,982
PPP loan balance (Round 2 origination), gross	60,767	148,159	197,035	176,316	n/a
Total PPP loans, gross outstanding	$63,311	$157,461	$248,582	$370,274	$333,982

PPP deferred loan fees (Round 1 origination)	$1	$40	$477	$2,358	$7,212
PPP deferred loan fees (Round 2 origination)	2,163	5,973	8,513	7,072	n/a
Total PPP deferred loan fees outstanding	$2,164	$6,013	$8,990	$9,430	$7,212
As of December 31, 2021, the total gross balance outstanding of PPP loans was $63,311,000 as compared to total PPP originations of $640,410,000. In connection with the origination of these loans, the Company earned approximately $25,299,000 in loan fees, offset by deferred loan costs of approximately $1,245,000, the net of which will be recognized over the earlier of loan maturity (between 24-60 months), repayment or receipt of forgiveness confirmation. As of December 31, 2021, there was approximately $2,164,000 in net deferred fee income remaining to be recognized. During the three and twelve months ended December 31, 2021, the Company recognized $3,842,000 and $14,148,000, respectively in fees on PPP loans as compared with $4,643,000 and $7,760,000 for the three and twelve months ended December 31, 2020, respectively.
COVID Deferrals
Following the passage of the CARES Act legislation, the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The applicable period for this relief, originally expected to expire on December 31, 2020, was extended through 2021 by way of the Consolidated Appropriations Act.
The following is a summary of COVID related loan customer modifications with outstanding balances as of December 31, 2021:

			Modification Type		Deferral Term
(dollars in thousands)	Modified Loan Balances Outstanding	% of Total Category of Loans	Interest Only Deferral	Principal and Interest Deferral	90 Days	180 Days	Other
Commercial real estate:
CRE non-owner occupied	$18,437	1.2%	100.0%	—%	—%	79.5%	20.5%
CRE owner occupied	—	—	—	—	—	—	—
Multifamily	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Total commercial real estate loans	18,437	0.6	—	—	—	79.5	20.5
Consumer loans	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Agriculture production	—	—	—	—	—	—	—
Leases	—	—	—	—	—	—	—
Total modifications	$18,437	0.4%	100.0%	—%	—%	79.5%	20.5%
The remaining balance outstanding as of December 31, 2021 are expected to conclude their modification period during the first half of 2022. The COVID deferral relief period under the CARES act legislation ended effective January 1, 2022, as such, any further requests for modification from borrowers will be evaluated in accordance with loan modification accounting guidance.

Balance Sheet
Total loans outstanding, excluding PPP, grew to $4.86 billion as of December 31, 2021, an increase of 9.4% over the prior year, and an annualized increase of 10.1% over the trailing quarter. Investments increased to $2.43 billion as of December 31, 2021, an increase of 16.3% annualized over the trailing quarter. Average earning assets to total average assets continued to increase to 93.0% at December 31, 2021, as compared to 92.9% and 92.4% at September 30, 2021, and December 31, 2020, respectively. The loan to deposit ratio was 66.7% at December 31, 2021, as compared to 67.5% and 73.2% at September 30, 2021, and December 31, 2020, respectively.
Total shareholders' equity increased by $18,170,000 during the quarter ended December 31, 2021, primarily as a result of net income of $28,222,000, offset by a decrease in accumulated other comprehensive income of $2,746,000, and $7,433,000 in cash dividends paid on common stock. As a result, the Company’s book value increased to $33.64 per share at December 31, 2021 as compared to $33.05 and $31.12 at September 30, 2021, and December 31, 2020, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $25.80 per share at December 31, 2021, as compared to $25.16 and $23.09 at September 30, 2021, and December 31, 2020, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	As of December 31,	September 30,	$ Change	Annualized % Change
(dollars in thousands)	2021	2021
Total assets	$8,614,787	$8,458,030	$156,757	7.4%
Total loans	4,916,624	4,887,496	29,128	2.4%
Total loans, excluding PPP	4,855,477	4,736,048	119,429	10.1%
Total investments	2,427,885	2,333,015	94,870	16.3%
Total deposits	$7,367,159	$7,236,822	$130,337	7.2%
Organic loan growth, excluding PPP, of $119,429,000 or 10.1% on an annualized basis was realized during the quarter ended December 31, 2021, primarily within commercial real estate. In addition, investment security growth was $94,870,000 or 16.3% on an annualized basis as excess liquidity, driven by continued strong deposit growth, was put to use in higher yielding earning assets. Deposit balances increased during the fourth quarter of 2021 by $130,337,000 or 7.2% annualized.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances for the period ended	December 31,	September 30,	$ Change	Annualized % Change
(dollars in thousands)	2021	2021
Total assets	$8,546,004	$8,348,111	$197,893	9.5%
Total loans	4,862,457	4,897,922	(35,465)	(2.9)%
Total loans, excluding PPP	4,759,294	4,684,492	74,802	6.4%
Total investments	2,402,582	2,149,311	253,271	47.1%
Total deposits	$7,304,659	$7,137,263	$167,396	9.4%
The decrease in average total loans of $35,465,000, or 2.9% on an annualized basis, during the fourth quarter of 2021, was led by the quarter over quarter decline in net PPP loan balances outstanding totaling $90,301,000. As noted above, the significant growth in both ending and average balances of investment securities was a direct result of management's focus on the deployment of excess cash balances which remained elevated due to continued deposit growth during the quarter.
Year Over Year Balance Sheet Change

Ending balances	As of December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Total assets	$8,614,787	$7,639,529	$975,258	12.8%
Total loans	4,916,624	4,763,127	153,497	3.2%
Total loans, excluding PPP	4,855,477	4,436,357	419,120	9.4%
Total investments	2,427,885	1,719,102	708,783	41.2%
Total deposits	$7,367,159	$6,505,934	$861,225	13.2%
Net PPP loan balances outstanding have declined by $265,623,000 during the twelve months ended December 31, 2021, meanwhile, non-PPP loan balances (both organic and purchased) have increased by $419,120,000 during the same period. This has led to a beneficial and meaningful shift in the makeup of the loan portfolio, despite total loan balances increasing modestly during the year ended December 31, 2021, by $153,497,000 or 3.2%. The Company's non-PPP loan originations have increased significantly over the past year but have also been challenged by an acceleration in payoffs. Specifically, during the years ended December 31, 2021 and 2020, loan originations totaled approximately $1.46 billion and $0.79 billion, respectively; while payoffs of loans totaled $1.04 billion and $0.66 billion, respectively. Loan originations are inclusive of those related to the Company's recently opened Southern California loan production offices which contributed $34,742,000 and $38,828,000 during the three and twelve months ended December 31, 2021, respectively. Investment securities increased to $2,427,885,000 at December 31, 2021, a change of $708,783,000 or 41.2% from the prior year.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars in thousands)	2021	2021	$ Change	% Change
Interest income	$71,024	$69,628	$1,396	2.0%
Interest expense	(1,241)	(1,395)	154	(11.0)%
Fully tax-equivalent adjustment (FTE) (1)	274	265	9	3.4%
Net interest income (FTE)	$70,057	$68,498	$1,559	2.3%
Net interest margin (FTE)	3.50%	3.50%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,780	$2,034	$(254)
Net interest margin less effect of acquired loan discount accretion(1)	3.41%	3.40%		0.01%
PPP loans yield, net:
Amount (included in interest income)	$4,094	$3,507	$587
Net interest margin less effect of PPP loan yield (1)	3.34%	3.42%		(0.08)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,874	$5,541	$333
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.25%	3.31%		(0.06)%

	Three months ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest income	$71,024	$68,081	$2,943	4.3%
Interest expense	(1,241)	(1,659)	418	(25.2)%
Fully tax-equivalent adjustment (FTE) (1)	274	258	16	6.2%
Net interest income (FTE)	$70,057	$66,680	$3,377	5.1%
Net interest margin (FTE)	3.50%	3.79%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,780	$1,960	$(180)
Net interest margin less effect of acquired loan discount accretion(1)	3.41%	3.68%		(0.27)%
PPP loans yield, net:
Amount (included in interest income)	$4,094	$5,676	$(1,582)
Net interest margin less effect of PPP loan yield (1)	3.34%	3.68%		(0.34)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,874	$7,636	$(1,762)
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.25%	3.57%		(0.32)%

	Twelve months ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest income	$277,047	$267,184	$9,863	3.7%
Interest expense	(5,508)	(9,457)	3,949	(41.8)%
Fully tax-equivalent adjustment (FTE) (1)	1,071	1,069	2	0.2%
Net interest income (FTE)	$272,610	$258,796	$13,814	5.3%
Net interest margin (FTE)	3.58%	3.96%

Acquired loans discount accretion, net:
Amount (included in interest income)	$8,091	$8,171	$(80)
Net interest margin less effect of acquired loan discount accretion(1)	3.47%	3.85%		(0.38)%
PPP loans yield, net:
Amount (included in interest income)	$16,643	$10,635	$6,008
Net interest margin less effect of PPP loan yield (1)	3.48%	3.97%		(0.49)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$24,734	$18,806	$5,928
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.37%	3.84%		(0.47)%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during the fourth quarter of 2021. During the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, purchased loan discount accretion was $1,780,000, $2,034,000, and $1,960,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,759,294	$56,710	4.73%	$4,684,492	$57,218	4.85%	$4,363,873	$55,339	5.04%
PPP loans	103,163	4,094	15.74%	213,430	3,507	6.52%	403,842	5,676	5.59%
Investments-taxable	2,261,161	9,028	1.58%	2,019,283	7,741	1.52%	1,458,856	6,022	1.64%
Investments-nontaxable (1)	141,421	1,186	3.33%	130,028	1,147	3.50%	113,656	1,121	3.92%
Total investments	2,402,582	10,214	1.69%	2,149,311	8,888	1.64%	1,572,512	7,143	1.81%
Cash at Federal Reserve and other banks	682,759	280	0.16%	710,936	280	0.16%	658,355	181	0.11%
Total earning assets	7,947,798	71,298	3.56%	7,758,169	69,893	3.57%	6,998,582	68,339	3.88%
Other assets, net	598,206			589,942			572,370
Total assets	$8,546,004			$8,348,111			$7,570,952
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,544,176	$58	0.01%	$1,507,697	$116	0.03%	$1,275,550	$43	0.01%
Savings deposits	2,486,532	291	0.05%	2,407,368	328	0.05%	2,145,543	405	0.08%
Time deposits	315,953	349	0.44%	321,381	411	0.51%	362,104	661	0.73%
Total interest-bearing deposits	4,346,661	698	0.06%	4,236,446	855	0.08%	3,783,197	1,109	0.12%
Other borrowings	50,667	7	0.05%	48,330	6	0.05%	32,504	4	0.05%
Junior subordinated debt	58,004	536	3.67%	57,891	534	3.66%	57,581	546	3.77%
Total interest-bearing liabilities	4,455,332	1,241	0.11%	4,342,667	1,395	0.13%	3,873,282	1,659	0.17%
Noninterest-bearing deposits	2,957,998			2,900,817			2,557,978
Other liabilities	132,910			117,601			232,224
Shareholders’ equity	999,764			987,026			907,468
Total liabilities and shareholders’ equity	$8,546,004			$8,348,111			$7,570,952
Net interest rate spread (1) (2)			3.45%			3.45%			3.71%
Net interest income and margin (1) (3)		$70,057	3.50%		$68,498	3.50%		$66,680	3.79%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended December 31, 2021 increased $1,559,000 or 2.3% to $70,057,000 compared to $68,498,000 during the three months ended September 30, 2021. Over the same period, net interest margin remained unchanged at 3.50%, as compared to the trailing quarter. This is attributed to an elevated yield earned from PPP loans during the quarter as a result of fee income accretion following Round 2 PPP loans being forgiven by the SBA and repaid, which was offset by a decline in yield of non-PPP loans totaling 12 basis points.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 31 basis points from 5.04% during the three months ended December 31, 2020, to 4.73% during the three months ended December 31, 2021. The accretion of discounts from acquired loans added 15 and 17 basis points to loan yields during the quarters ended December 31, 2021 and December 31, 2020, respectively. Therefore, of the 31 basis point decrease in yields on loans during the comparable three month periods ended December 31, 2021 and 2020, 29 basis points was attributable to decreases in market rates, while 2 basis points resulted from less accretion of discounts. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has remained unchanged at 3.25% since March 15, 2020, when it was reduced from 4.25%.
The rates paid on interest bearing liabilities generally remained flat during the quarter ended December 31, 2021 compared to the trailing quarter. The decline in interest expense when compared to the same quarter from the prior year, however, was primarily attributed to reductions in the rates offered on deposit products. As a result, the cost of interest-bearing deposits decreased by 6 basis points during the quarter ended December 31, 2021, to 0.06% from 0.12% during the same quarter of the prior year. In addition, the level of noninterest-bearing deposits continues to benefit the average cost of total deposits which decreased to 0.04% in the current quarter compared to 0.7% in the fourth quarter of the prior year. Specifically, the ratio of average total noninterest-bearing deposits to total average deposits was 40.5% and 40.6% as of December 31, 2021 and September 30, 2021, respectively, as compared to 40.3% in the quarter ended December 31, 2020.

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Twelve months ended December 31, 2021			Twelve months ended December 31, 2020
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,625,410	$225,626	4.88%	$4,361,679	$223,086	5.11%
PPP loans	250,391	16,643	6.65%	284,326	10,635	3.74%
Investments-taxable	1,914,788	30,352	1.59%	1,302,367	28,659	2.20%
Investments-nontaxable (1)	160,863	4,639	2.88%	116,717	4,636	3.97%
Total investments	2,075,651	34,991	1.69%	1,419,084	33,295	2.35%
Cash at Federal Reserve and other banks	663,801	858	0.13%	467,376	1,237	0.26%
Total earning assets	7,615,253	278,118	3.65%	6,532,465	268,253	4.11%
Other assets, net	594,420			590,966
Total assets	$8,209,673			$7,123,431
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,493,922	$327	0.02%	$1,313,804	$332	0.03%
Savings deposits	2,360,605	1,256	0.05%	2,015,134	2,595	0.13%
Time deposits	324,636	1,735	0.53%	397,216	3,958	1.00%
Total interest-bearing deposits	4,179,163	3,318	0.08%	3,726,154	6,885	0.18%
Other borrowings	43,236	22	0.05%	28,863	17	0.06%
Junior subordinated debt	57,844	2,168	3.75%	57,426	2,555	4.45%
Total interest-bearing liabilities	4,280,243	5,508	0.13%	3,812,443	9,457	0.25%
Noninterest-bearing deposits	2,837,745			2,289,168
Other liabilities	119,471			119,710
Shareholders’ equity	972,214			902,110
Total liabilities and shareholders’ equity	$8,209,673			$7,123,431
Net interest rate spread (1) (2)			3.52%			3.86%
Net interest income and margin (1) (3)		$272,610	3.58%		$258,796	3.96%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Loan Portfolio Composition
During the quarter ended December 31, 2021, market interest rates, including many rates that serve as reference indices for variable rate loans, increased modestly. However, the loan portfolio yield continues to have a downward bias due to the repricing of loans at lower rates and increased market competition stemming from loan to deposit ratios at historic lows. As of December 31, 2021, the Company's loan portfolio consisted of approximately $4.9 billion in outstanding principal with a weighted average coupon rate of 4.28%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.8 billion outstanding with a weighted average coupon rate of 4.32% as of December 31, 2021. Included in the December 31, 2021 loan total, exclusive of PPP loans, are variable rate loans totaling $3.0 billion of which 87.8% or $2.6 billion were at their floor rate. The remaining variable rate loans totaling $365.0 million, which carried a weighted average coupon rate of 4.76% as of December 31, 2021, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.23% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.32% to approximately 4.29%.
As of December 31, 2020, the Company's loan portfolio consisted of approximately $4.80 billion in outstanding principal with a weighted average coupon rate of 4.35%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.47 billion outstanding with a weighted average coupon rate of 4.60% as of December 31, 2020. Included in the December 31, 2020 loan total, exclusive of PPP loans, are variable rate loans totaling $3.02 billion of which 88.2% or $2.66 billion were at their floor rate. The remaining variable rate loans totaling $357.0 million, which carried a weighted average coupon rate of 5.03% as of December 31, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.36% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.60% to approximately 4.55%.

Asset Quality and Credit Loss Provisioning
During the three months ended December 31, 2021, the Company recorded a provision for credit losses of $980,000, as compared to a reversal of provision for credit losses of $1,435,000 during the trailing quarter, and a provision expense of $4,850,000 during the last quarter of 2020.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Addition to (reversal of) allowance for credit losses	$715	$(1,495)	$(145)	$(6,240)	$4,450
Addition to (reversal of) reserve for unfunded loan commitments	265	60	(115)	180	400
Total provision for credit losses	$980	$(1,435)	$(260)	$(6,060)	$4,850
The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Twelve months ended
(dollars in thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Balance, beginning of period	$84,306	$87,575	$91,847	$30,616
Impact from adoption of ASU 2016-13	—	—	—	18,913
Provision for (reversal of) credit losses	715	4,450	(7,165)	42,188
Loans charged-off	(197)	(560)	(2,392)	(1,755)
Recoveries of previously charged-off loans	552	382	3,086	1,885
Balance, end of period	$85,376	$91,847	$85,376	$91,847
The allowance for credit losses (ACL) was $85,376,000 as of December 31, 2021, a net increase of $1,070,000 over the immediately preceding quarter. The provision of allowance for credit losses of $715,000 was necessary as net recoveries totaling $355,000 during the quarter were less than the required increases in quantitative and qualitative reserve components. More specifically, the qualitative reserves required under the cohort model increased required reserves by $857,000, while quantitative factors added approximately $213,000.

The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. However, management notes that the majority of economic forecasts utilized in the ACL calculation have remained directionally consistent with preceding quarters, as general economic conditions continue to improve, albeit at a pace slower than expected due to unforeseen disruptions in the supply chain and increasing energy prices. In addition, management notes that the level of governmental assistance provided through PPP as well as other programs during the last several quarters has been unprecedented. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $6,207,000 during the quarter ended December 31, 2021 to $4,332,000, as compared to $10,539,000 at September 30, 2021. Non-performing loans were $30,350,000 at December 31, 2021, an increase of $1,560,000 and $3,486,000, respectively, from $28,790,000 and $26,864,000 as of September 30, 2021, and December 31, 2020, respectively.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	December 31,	% of Total Loans	September 30,	% of Total Loans	December 31,	% of Total Loans
(dollars in thousands)	2021		2021		2020
Risk Rating:
Pass	$4,787,077	97.4%	$4,698,475	96.1%	$4,555,154	95.6%
Special Mention	77,461	1.5%	138,699	2.9%	158,241	3.4%
Substandard	52,086	1.1%	50,322	1.0%	49,732	1.0%
Total	$4,916,624		$4,887,496		$4,763,127

Classified loans to total loans	1.06%		1.03%		1.04%
Loans past due 30+ days to total loans	0.09%		0.22%		0.14%
The Company's loan portfolio for non-classified loans (loans graded special mention or better) remains consistent for the quarter ended December 31, 2021, as compared to the trailing quarter September 30, 2021, representing 98.9% and 99.0% of total loans outstanding, respectively. Loans risk graded special mention decreased notably, by approximately $61,238,000 during the current quarter as compared to the trailing quarter, while loans risk graded substandard increased by $1,764,000 over the same period. The improvement in special mention risk graded loans was primarily attributed to a single relationship totaling approximately $56,200,000 being paid off during the quarter.
There was one addition to other real estate owned totaling $503,000 during the quarter ended December 31, 2021, and there was one sale for approximately $582,000, which generated a net gain of $22,000 for the quarter. As of December 31, 2021, other real estate owned consisted of six properties with a carrying value of approximately $2,594,000.
Allocation of Credit Loss Reserves by Loan Type

	As of December 31, 2021		As of December 31, 2020
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$25,739	1.61%	$29,380	1.91%
CRE - Owner Occupied	10,691	1.51%	10,861	1.74%
Multifamily	12,395	1.51%	11,472	1.79%
Farmland	2,315	1.34%	1,980	1.30%
Total commercial real estate loans	51,140	1.55%	53,693	1.82%
Consumer:
SFR 1-4 1st Liens	10,723	1.60%	10,117	1.83%
SFR HELOCs and Junior Liens	10,510	3.11%	11,771	3.59%
Other	2,241	3.34%	3,260	4.20%
Total consumer loans	23,474	2.19%	25,148	2.62%

Commercial and Industrial	3,862	1.49%	4,252	0.81%
Construction	5,667	2.55%	7,540	2.65%
Agricultural Production	1,215	2.39%	1,209	2.74%
Leases	18	0.27%	5	0.13%
Allowance for credit losses	85,376	1.74%	91,847	1.93%
Reserve for unfunded loan commitments	3,790		3,400
Total allowance for credit losses	$89,166	1.81%	$95,247	2.00%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.76% as of December 31, 2021. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of December 31, 2021, the unamortized discount associated with acquired loans totaled $16,107,000 and, if aggregated with the ACL, would collectively represent 2.06% of total gross loans and 2.09% of total loans less PPP loans.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	$ Change	% Change
ATM and interchange fees	$6,421	$6,516	$(95)	(1.5)%
Service charges on deposit accounts	3,674	3,608	66	1.8%
Other service fees	888	897	(9)	(1.0)%
Mortgage banking service fees	475	476	(1)	(0.2)%
Change in value of mortgage servicing rights	(181)	(232)	51	(22.0)%
Total service charges and fees	11,277	11,265	12	0.1%
Increase in cash value of life insurance	713	644	69	10.7%
Asset management and commission income	930	957	(27)	(2.8)%
Gain on sale of loans	1,672	1,814	(142)	(7.8)%
Lease brokerage income	204	183	21	11.5%
Sale of customer checks	117	107	10	9.3%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(27)	(14)	(13)	92.9%
Other	1,616	139	1,477	1,062.6%
Total other non-interest income	5,225	3,830	1,395	36.4%
Total non-interest income	$16,502	$15,095	$1,407	9.3%
Non-interest income increased $1,407,000 or 9.3% to $16,502,000 during the three months ended December 31, 2021, compared to $15,095,000 during the trailing quarter September 30, 2021. This was largely the result of death benefits totaling $702,000 being realized and an increase in the fair value of certain equity investments totaling approximately $804,000, both recorded within other non-interest income. As a partial offset, gain on sale of mortgage loans declined by $142,000 or 7.8% during the quarter ended December 31, 2021, as interest rates continued to trend higher, contributing to a decline in total mortgage origination and refinance activity.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
ATM and interchange fees	$6,421	$5,747	$674	11.7%
Service charges on deposit accounts	3,674	3,518	156	4.4%
Other service fees	888	860	28	3.3%
Mortgage banking service fees	475	469	6	1.3%
Change in value of mortgage servicing rights	(181)	(376)	195	(51.9)%
Total service charges and fees	11,277	10,218	1,059	10.4%
Increase in cash value of life insurance	713	746	(33)	(4.4)%
Asset management and commission income	930	745	185	24.8%
Gain on sale of loans	1,672	3,460	(1,788)	(51.7)%
Lease brokerage income	204	173	31	17.9%
Sale of customer checks	117	111	6	5.4%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(27)	(8)	(19)	237.5%
Other	1,616	1,135	481	42.4%
Total other non-interest income	5,225	6,362	(1,137)	(17.9)%
Total non-interest income	$16,502	$16,580	$(78)	(0.5)%
In addition to the discussion above within the non-interest income for the three months ended December 31, 2021, ATM and interchange fees improved $674,000 or 11.7% as a result of increased usage due to relaxed social distancing guidelines during the quarter December 31, 2021 when compared to the same period in the prior year. During the quarters ended December 31, 2021 and 2020, death benefits totaling $702,00 and $498,000, respectively, were realized.

The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Twelve months ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
ATM and interchange fees	$25,356	$21,660	$3,696	17.1%
Service charges on deposit accounts	14,013	13,944	69	0.5%
Other service fees	3,570	3,156	414	13.1%
Mortgage banking service fees	1,881	1,855	26	1.4%
Change in value of mortgage servicing rights	(872)	(2,634)	1,762	(66.9)%
Total service charges and fees	43,948	37,981	5,967	15.7%
Increase in cash value of life insurance	2,775	2,949	(174)	(5.9)%
Asset management and commission income	3,668	2,989	679	22.7%
Gain on sale of loans	9,580	9,122	458	5.0%
Lease brokerage income	746	668	78	11.7%
Sale of customer checks	459	414	45	10.9%
Gain on sale of investment securities	—	7	(7)	n/m
Gain (loss) on marketable equity securities	(86)	64	(150)	(234.4)%
Other	2,574	1,000	1,574	157.4%
Total other non-interest income	19,716	17,213	2,503	14.5%
Total non-interest income	$63,664	$55,194	$8,470	15.3%
Total non-interest income increased by $8,470,000 or 15.3% to $63,664,000 during the twelve months ended December 31, 2021, compared to $55,194,000 during the same period ended December 31, 2020. Generally, the changes in non-interest income for the year ended December 31, 2021 and 2020 are consistent with the changes already discussed. Additionally, during the year ended 2020, there was substantial downward pressure on interest rates following the COVID-19 pandemic, resulting in a decline in the fair value of mortgage servicing rights totaling $2,634,000 during the period.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	$ Change	% Change
Base salaries, net of deferred loan origination costs	$19,123	$17,673	$1,450	8.2%
Incentive compensation	3,932	3,123	809	25.9%
Benefits and other compensation costs	4,611	5,478	(867)	(15.8)%
Total salaries and benefits expense	27,666	26,274	1,392	5.3%
Occupancy	3,713	3,771	(58)	(1.5)%
Data processing and software	3,893	3,689	204	5.5%
Equipment	1,298	1,336	(38)	(2.8)%
Intangible amortization	1,193	1,409	(216)	(15.3)%
Advertising	819	966	(147)	(15.2)%
ATM and POS network charges	1,551	1,692	(141)	(8.3)%
Professional fees	927	1,090	(163)	(15.0)%
Telecommunications	534	574	(40)	(7.0)%
Regulatory assessments and insurance	678	673	5	0.7%
Merger and acquisition expenses	872	651	221	33.9%
Postage	232	156	76	48.7%
Operational losses	299	244	55	22.5%
Courier service	346	286	60	21.0%
Gain on sale or acquisition of foreclosed assets	(23)	(144)	121	(84.0)%
(Gain) loss on disposal of fixed assets	6	(19)	25	(131.6)%
Other miscellaneous expense	2,675	3,159	(484)	(15.3)%
Total other non-interest expense	19,013	19,533	(520)	(2.7)%
Total non-interest expense	$46,679	$45,807	$872	1.9%
Average full-time equivalent staff	1,074	1,049	25	2.4%
Non-interest expense for the quarter ended December 31, 2021 increased $872,000 or 1.9% to $46,679,000 as compared to $45,807,000 during the trailing quarter ended September 30, 2021. Total salaries and benefits expense increased by $1,392,000 or 5.3%, led by wage related increases of $1,450,000 or 8.2% to $19,123,000. More specifically, the wage related change in the quarter was substantially due to growth in average full-time equivalent staff and additionally by transitory items caused by the COVID-19 pandemic, overtime and non-incentive stipends associated with special projects. Incentive compensation increased by $809,000 or 25.9%, while benefits and other compensation costs decreased by $867,000 or 15.8%, respectively, during the quarter ended December 31, 2021, both due to metrics that were impacted by the results of individual employee and Company-wide performance benchmarks for growth and profitability. Merger and acquisition expenses associated with the proposed merger with Valley Republic

Bancorp, which is pending regulatory approval, totaled $872,000 during the current quarter. In addition, during the three months ended December 31, 2021, and September 30, 2021 expenses totaling approximately $800,000 and $710,000, respectively are attributable to the Company's recently opened loan production offices, of which approximately $606,000 and $598,00, respectively relates to salaries and benefits.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$19,123	$16,510	$2,613	15.8%
Incentive compensation	3,932	2,342	1,590	67.9%
Benefits and other compensation costs	4,611	9,621	(5,010)	(52.1)%
Total salaries and benefits expense	27,666	28,473	(807)	(2.8)%
Occupancy	3,713	3,815	(102)	(2.7)%
Data processing and software	3,893	2,919	974	33.4%
Equipment	1,298	1,293	5	0.4%
Intangible amortization	1,193	1,430	(237)	(16.6)%
Advertising	819	762	57	7.5%
ATM and POS network charges	1,551	1,536	15	1.0%
Professional fees	927	823	104	12.6%
Telecommunications	534	618	(84)	(13.6)%
Regulatory assessments and insurance	678	601	77	12.8%
Merger and acquisition expenses	872	—	872	n/m
Postage	232	377	(145)	(38.5)%
Operational losses	299	609	(310)	(50.9)%
Courier service	346	401	(55)	(13.7)%
Gain on sale or acquisition of foreclosed assets	(23)	(177)	154	(87.0)%
Loss on disposal of fixed assets	6	30	(24)	(80.0)%
Other miscellaneous expense	2,675	2,235	440	19.7%
Total other non-interest expense	19,013	17,272	1,741	10.1%
Total non-interest expense	$46,679	$45,745	$934	2.0%
Average full-time equivalent staff	1,074	1,030	44	4.3%
Non-interest expense increased by $934,000 or 2.0% to $46,679,000 during the three months ended December 31, 2021 as compared to $45,745,000 for the three months ended December 31, 2020. The change in total salaries and benefits expense was modest with a decrease of $807,000 or 2.8%, however, the individual components did experience significant volatility that was largely offset. The increases in salary and wage related matters of $2,613,000 or 15.8% and incentive compensation of $1,590,000 or 67.9% during the three months ended December 31, 2021 are attributed to the factors discussed above. The significant decline in benefits and compensation costs equaling $5,010,000 or 52.1% reflects a normalization of retirement obligations and insurance costs that were elevated during the comparative period during 2020. Other miscellaneous expenses increased by $440,000 or 19.7% during the quarter due to increasing volume of routine business related activities, such as credit appraisal fees and business travel.

The following table presents the key components of non-interest expense for the current and prior year periods indicated:

	Twelve months ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$69,844	$70,164	$(320)	(0.5)%
Incentive compensation	14,957	10,022	4,935	49.2%
Benefits and other compensation costs	21,550	31,935	(10,385)	(32.5)%
Total salaries and benefits expense	106,351	112,121	(5,770)	(5.1)%
Occupancy	14,910	14,528	382	2.6%
Data processing and software	13,985	13,504	481	3.6%
Equipment	5,358	5,704	(346)	(6.1)%
Intangible amortization	5,464	5,723	(259)	(4.5)%
Advertising	2,899	2,827	72	2.5%
ATM and POS network charges	6,040	5,433	607	11.2%
Professional fees	3,657	3,222	435	13.5%
Telecommunications	2,253	2,601	(348)	(13.4)%
Regulatory assessments and insurance	2,581	1,594	987	61.9%
Merger and acquisition expenses	1,523	—	1,523	n/m
Postage	710	1,068	(358)	(33.5)%
Operational losses	964	1,168	(204)	(17.5)%
Courier service	1,214	1,414	(200)	(14.1)%
Gain on sale or acquisition of foreclosed assets	(233)	(234)	1	(0.4)%
(Gain) loss on disposal of fixed assets	(439)	67	(506)	(755.2)%
Other miscellaneous expense	11,038	12,018	(980)	(8.2)%
Total other non-interest expense	71,924	70,637	1,287	1.8%
Total non-interest expense	$178,275	$182,758	$(4,483)	(2.5)%
Average full-time equivalent staff	1,039	1,093	(54)	(4.9)%
The changes in non-interest expense for the twelve months ended December 31, 2021 and 2020 are generally consistent with the changes in the comparable three month periods discussed above. During the twelve months ended December 31, 2021, expenses totaling approximately $1,745,000 are attributable to the Company's recently opened loan production offices, of which approximately $1,430,000 relates to salaries and benefits. Regulatory assessment and insurance expense increased in the current year to date period primarily due to the expiration of credits during the 2020 year and to a lesser extent, the overall balance sheet growth of the bank. Additionally, the aforementioned merger agreement with Valley Republic Bancorp has contributed $1,523,000 in additional costs during the year ended 2021.
Provision for Income Taxes
The Company’s effective tax rate was 28.1% for the twelve months ended December 31, 2021, as compared to 25.8% for the year ended December 31, 2020. The reduced effective tax rate in the prior year was made possible through the provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which provided the Company with an opportunity to file amended tax returns and generate proposed refunds of approximately $805,000. While the Company has initiated several tax strategies in anticipation of future tax rate increases, it is not anticipated that any will directly impact the Company's effective tax rate until such rate changes have been legislatively approved. Other differences between the Company's effective tax rate and applicable federal and state statutory rates are due to the proportion of non-taxable revenue and low income housing tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on the economic recovery and our business; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial business benefits associated with any such activities; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the Securities and Exchange Commission (the “SEC”) and are available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Revenue and Expense Data
Interest income	$71,024	$69,628	$68,479	$67,916	$68,081
Interest expense	1,241	1,395	1,396	1,476	1,659
Net interest income	69,783	68,233	67,083	66,440	66,422
Provision for (benefit from) credit losses	980	(1,435)	(260)	(6,060)	4,850
Noninterest income:
Service charges and fees	11,277	11,265	10,930	10,476	10,218
Gain on sale of investment securities	—	—	—	—	—
Other income	5,225	3,830	5,027	5,634	6,362
Total noninterest income	16,502	15,095	15,957	16,110	16,580
Noninterest expense:
Salaries and benefits	27,666	26,274	27,081	25,330	28,473
Occupancy and equipment	5,011	5,107	4,907	5,243	5,108
Data processing and network	5,444	5,381	4,752	4,448	4,455
Other noninterest expense	8,558	9,045	7,431	6,597	7,709
Total noninterest expense	46,679	45,807	44,171	41,618	45,745
Total income before taxes	38,626	38,956	39,129	46,992	32,407
Provision for income taxes	10,404	11,534	10,767	13,343	8,750
Net income	$28,222	$27,422	$28,362	$33,649	$23,657
Share Data
Basic earnings per share	$0.95	$0.92	$0.95	$1.13	$0.80
Diluted earnings per share	$0.94	$0.92	$0.95	$1.13	$0.79
Dividends per share	$0.25	$0.25	$0.25	$0.25	$0.22
Book value per common share	$33.64	$33.05	$32.53	$31.71	$31.12
Tangible book value per common share (1)	$25.80	$25.16	$24.60	$23.72	$23.09
Shares outstanding	29,730,424	29,714,609	29,716,294	29,727,122	29,727,214
Weighted average shares	29,723,791	29,713,558	29,718,603	29,727,182	29,756,831
Weighted average diluted shares	29,870,059	29,850,530	29,903,560	29,904,974	29,863,478
Credit Quality
Allowance for credit losses to gross loans	1.74%	1.72%	1.74%	1.73%	1.93%
Loans past due 30 days or more	$4,332	$10,539	$9,292	$10,550	$6,767
Total nonperforming loans	$30,350	$28,790	$32,705	$28,941	$26,864
Total nonperforming assets	$32,944	$31,440	$24,952	$31,250	$29,708
Loans charged-off	$197	$1,582	$387	$226	$560
Loans recovered	$552	$1,321	$653	$560	$382
Selected Financial Ratios
Return on average total assets	1.31%	1.30%	1.40%	1.75%	1.24%
Return on average equity	11.20%	11.02%	11.85%	14.51%	10.37%
Average yield on loans, excluding PPP	4.73%	4.85%	4.93%	5.02%	5.04%
Average yield on interest-earning assets	3.56%	3.57%	3.65%	3.82%	3.88%
Average rate on interest-bearing deposits	0.06%	0.08%	0.08%	0.10%	0.12%
Average cost of total deposits	0.04%	0.05%	0.05%	0.06%	0.07%
Average rate on borrowings & subordinated debt	1.98%	2.02%	2.31%	2.42%	2.43%
Average rate on interest-bearing liabilities	0.11%	0.13%	0.13%	0.15%	0.17%
Net interest margin (fully tax-equivalent) (1)	3.50%	3.50%	3.58%	3.74%	3.79%
Loans to deposits	66.74%	67.54%	70.72%	72.37%	73.21%
Efficiency ratio	54.10%	54.97%	53.19%	50.42%	55.11%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,780	$2,034	$2,566	$1,712	$1,960
All other loan interest income (excluding PPP) (1)	$54,930	$55,184	$54,559	$52,861	$53,379
Total loan interest income (excluding PPP) (1)	$56,710	$57,218	$57,125	$54,573	$55,339
(1) Non-GAAP measure.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Cash and due from banks	$768,421	$740,236	$639,740	$609,522	$669,551
Securities, available for sale, net	2,210,876	2,098,786	1,850,547	1,685,076	1,417,289
Securities, held to maturity, net	199,759	216,979	235,778	260,454	284,563
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	3,466	3,072	5,723	3,995	6,268
Loans:
Commercial real estate	3,306,054	3,222,737	3,194,336	3,108,624	2,951,902
Consumer	1,071,551	1,053,653	1,050,609	1,041,213	952,108
Commercial and industrial	259,355	345,027	452,069	551,077	526,327
Construction	222,281	216,680	200,714	221,613	284,842
Agriculture production	50,811	44,410	41,967	39,753	44,164
Leases	6,572	4,989	5,199	4,697	3,784
Total loans, gross	4,916,624	4,887,496	4,944,894	4,966,977	4,763,127
Allowance for credit losses	(85,376)	(84,306)	(86,062)	(85,941)	(91,847)
Total loans, net	4,831,248	4,803,190	4,858,832	4,881,036	4,671,280
Premises and equipment	78,687	78,968	79,178	82,338	83,731
Cash value of life insurance	117,857	120,932	120,287	119,543	118,870
Accrued interest receivable	19,292	18,425	18,923	19,442	20,004
Goodwill	220,872	220,872	220,872	220,872	220,872
Other intangible assets	12,369	13,562	14,971	16,402	17,833
Operating leases, right-of-use	25,665	26,815	26,365	27,540	27,846
Other assets	109,025	98,943	81,899	88,142	84,172
Total assets	$8,614,787	$8,458,030	$8,170,365	$8,031,612	$7,639,529
Deposits:
Noninterest-bearing demand deposits	$2,979,882	$2,943,016	$2,843,783	$2,766,510	$2,581,517
Interest-bearing demand deposits	1,568,682	1,519,426	1,486,321	1,465,915	1,414,908
Savings deposits	2,521,011	2,447,706	2,337,557	2,302,927	2,164,942
Time certificates	297,584	326,674	324,392	328,048	344,567
Total deposits	7,367,159	7,236,822	6,992,053	6,863,400	6,505,934
Accrued interest payable	928	1,056	1,026	970	1,362
Operating lease liability	26,280	27,290	26,707	27,780	27,973
Other liabilities	112,070	107,282	85,388	102,955	94,597
Other borrowings	50,087	45,601	40,559	36,226	26,914
Junior subordinated debt	58,079	57,965	57,852	57,742	57,635
Total liabilities	7,614,603	7,476,016	7,203,585	7,089,073	6,714,415
Common stock	532,244	531,339	531,038	531,367	530,835
Retained earnings	466,959	446,948	427,575	408,211	381,999
Accum. other comprehensive income (loss)	981	3,727	8,167	2,961	12,280
Total shareholders’ equity	$1,000,184	$982,014	$966,780	$942,539	$925,114
Quarterly Average Balance Data
Average loans, excluding PPP	$4,759,294	$4,684,492	$4,646,188	$4,407,150	$4,363,873
Average interest-earning assets	$7,947,798	$7,758,169	$7,544,581	$7,239,726	$6,998,582
Average total assets	$8,546,004	$8,348,111	$8,128,674	$7,808,912	$7,570,952
Average deposits	$7,304,659	$7,137,263	$6,943,081	$6,653,754	$6,341,175
Average borrowings and subordinated debt	$108,671	$106,221	$98,774	$90,397	$90,085
Average total equity	$999,764	$987,026	$960,145	$940,775	$907,468
Capital Ratio Data
Total risk based capital ratio	15.4%	15.4%	15.3%	15.1%	15.2%
Tier 1 capital ratio	14.2%	14.2%	14.1%	13.9%	14.0%
Tier 1 common equity ratio	13.2%	13.2%	13.0%	12.9%	12.9%
Tier 1 leverage ratio	9.9%	9.9%	9.9%	10.0%	9.9%
Tangible capital ratio (1)	9.2%	9.1%	9.2%	9.1%	9.3%
(1) Non-GAAP measure.

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,780	$2,034	$1,960	$8,091	$8,171
Effect on average loan yield	0.15%	0.17%	0.18%	0.17%	0.19%
Effect on net interest margin (FTE)	0.09%	0.10%	0.11%	0.11%	0.13%
Net interest margin (FTE)	3.50%	3.50%	3.79%	3.58%	3.96%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.41%	3.40%	3.68%	3.47%	3.85%
PPP loans yield, net:
Amount (included in interest income)	$4,094	$3,507	$5,676	$16,643	$10,635
Effect on net interest margin (FTE)	0.16%	0.09%	0.11%	0.10%	(0.01)%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.34%	3.41%	3.68%	3.48%	3.97%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,874	$5,541	$7,636	$24,734	$18,806
Effect on net interest margin (FTE)	0.25%	0.19%	0.22%	0.21%	0.12%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.25%	3.31%	3.57%	3.37%	3.84%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$28,222	27,422	$23,657	$117,655	$64,814
Exclude income tax expense	10,404	11,534	8,750	46,048	22,536
Exclude provision (benefit) for credit losses	980	(1,435)	4,850	(6,775)	42,813
Net income before income tax and provision expense (Non-GAAP)	$39,606	$37,521	$37,257	$156,928	$130,163

Average assets (GAAP)	$8,546,004	$8,348,111	$7,570,952	$8,209,673	$7,123,431
Average equity (GAAP)	999,764	987,026	907,468	972,214	902,110

Return on average assets (GAAP) (annualized)	1.31%	1.30%	1.24%	1.43%	0.91%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.84%	1.78%	1.96%	1.91%	1.83%
Return on average equity (GAAP) (annualized)	11.20%	11.02%	10.37%	12.10%	7.18%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	15.72%	15.08%	16.33%	16.14%	14.43%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Return on tangible common equity
Average total shareholders' equity	$999,764	$987,026	$907,468	$972,214	$902,110
Exclude average goodwill	220,872	220,872	220,872	220,872	220,872
Exclude average other intangibles	12,966	14,267	18,549	15,131	20,695
Average tangible common equity (Non-GAAP)	$765,926	$751,887	$668,047	$736,211	$660,543

Net income (GAAP)	$28,222	$27,422	$23,657	$117,655	$64,814
Exclude amortization of intangible assets, net of tax effect	840	992	1,007	3,849	4,031
Tangible net income available to common shareholders (Non-GAAP)	$29,062	28,414	$24,664	$121,504	$68,845

Return on average equity	11.20%	11.02%	10.37%	12.10%	7.18%
Return on average tangible common equity (Non-GAAP)	15.05%	14.99%	14.69%	16.50%	10.42%

	Three months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible common shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,000,184	$982,014	$966,780	$942,539	$925,114
Exclude goodwill and other intangible assets, net	233,241	234,434	235,843	237,274	238,705
Tangible shareholders' equity (Non-GAAP)	$766,943	$747,580	$730,937	$705,265	$686,409

Total assets (GAAP)	$8,614,787	$8,458,030	$8,170,365	$8,031,612	$7,639,529
Exclude goodwill and other intangible assets, net	233,241	234,434	235,843	237,274	238,705
Total tangible assets (Non-GAAP)	$8,381,546	$8,223,596	$7,934,522	$7,794,338	$7,400,824

Common s/h equity to total assets (GAAP)	11.61%	11.61%	11.83%	11.74%	12.11%
Tangible common shareholders' equity to tangible assets (Non-GAAP)	9.15%	9.09%	9.21%	9.05%	9.27%

	Three months ended
(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$766,943	$747,580	$730,937	$705,265	$686,409
Tangible assets (Non-GAAP)	8,381,546	8,223,596	7,934,522	7,794,338	7,400,824

Common shares outstanding at end of period	29,730,424	29,714,609	29,716,294	29,727,122	29,727,214

Common s/h equity (book value) per share (GAAP)	$33.64	$33.05	$32.53	$31.71	$31.12
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$25.80	$25.16	$24.60	$23.72	$23.09

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